Exhibit 99.2

Shareholder Update and Outlook

June 24, 2025

Dear Shareholders (and other followers),

For those that don’t know me, I’m Craig Scott, Bion’s interim CEO. I have been involved with Bion, in some capacity, since 1993. These Updates/Outlooks are intended to give a timely summary of our recent activities and a look ahead at what is in front of us. Be sure to read about Forward-Looking Statements at the end. I apologize in advance for the length – much has happened.

While the Updates are more current than our SEC filings, they are not a substitute for the greater detail of our Forms 10-K, 10-Q, and 8-K, that can be found on our website or OTC Markets. We urge investors to review these filings carefully to understand the opportunities and risks facing Bion. You are also encouraged to review the materials on our website or reach me at cscott@bionenviro.com.

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Those that follow Bion know that we are focused on our ‘bolt-on’ opportunity, where we intend to plug our patented Ammonia Recovery System (ARS) into existing biogas facilities to provide ammonia control and fertilizer production vs developing large integrated livestock facilities. There are several trends driving this evolving opportunity: demand for high performance organic nitrogen fertilizers, like ours; a growing need for ammonia control and clean water solutions; and deteriorating biogas economics. We believe an aggressive approach is needed to exploit these dynamic opportunities as quickly as possible.

Bolt-on systems are that approach. They are more manageable, far less complex and costly than big integrated projects, and they come with shorter development timelines. We are not abandoning the integrated projects path – I believe large-scale integrated projects are and will be the ‘best use’ of our technology. But a detour to exploit this emerging bolt-on opportunity should allow us to 1) build projects and cash flows; 2) establish the strategic partners we need to build integrated projects; 3) prove the ARS at full-scale; and 4) finalize our fourth-generation technology. That will put us in position to come back to the big projects when we are ready.

We continue to struggle financially. The ‘Going Concern’ opinion in our filings is real (see above about reviewing our filings). But, so far, our shareholders have kept us in the game on a month-to-month basis, by investing in a secured convertible note offering that helps us all by minimizing/ delaying dilution to a later date. We believe we are very close to an initial project(s) and potentially strategic partnership(s). That should help us raise capital at a price we think better reflects our opportunities and we hope will be less dilutive to those shareholders. Here’s why we think we are close to that first project and partners…

Fertilizer – Markets

Our outreach to the U.S. fertilizer industry has been more than encouraging. We began contacting stakeholders in Sep 2024, after we got the OMRI Listing for our 10-0-0 AB Liquid nitrogen fertilizer [press release]. At the end of January, we sent samples of that product to several manufacturers and distributors that requested them [press release]. They and others have requested additional samples, including a range of concentrations and pH levels. We are currently producing those samples at Fair Oaks and will be shipping them out starting this week.

We engaged Philo Consulting in March to represent us with distributors in the organic fertilizer markets. Philo has brought us our first two Letters of Interest for offtake commitments with Perfect Blend and Yield RMG, as we announced at the end of May [press release]. We expect more offtakes to follow. These are initial orders, intended for delivery in the 2026 growing season; we expect increased demand in 2027, after using it. The LOI’s are non-binding until we have a project and timeline to deliver; but they confirm that the demand and pricing we anticipated is there. They also validate project economics in the eyes of the operators and developers that will rely on us for ammonia control.

There is clearly demand for organic nitrogen fertilizers that are immediately-available, like our AB Liquid. So far, no one has been able to deliver large quantities of such a product to the market. Distributors are skeptical. There are many reasons why, but we have already worked through several of the bigger ones: 1) our process is accepted by OMRI, 2) the system is simple and reliable, 3) it has been optimized and operated at small commercial scale at Fair Oaks, so it is largely ‘de-risked’, and related, 4) we understand the system’s economics and have control over its operating and fertilizer production costs. We believe those economics are going to be a big advantage for us.

Organic food production is the fastest growing segment of U.S. agriculture and organic specialty crop fertilizers command the highest nitrogen value we’ve found. We will continue to focus on U.S. growers and distributors, that we believe represent a market today of around 20 million pounds of nitrogen and growing at 1-2 million lbs/yr. We are beginning to look at the global ag markets, which are substantially larger. We are also exploring opportunities in retail consumer lawn and garden products, commercial landscaping, golf courses, schools, parks, and youth sports fields. Growing concerns about sustainability, health, and safety are fueling the rise in natural and organic products for turf and landscaping in these environments.

Technology

We issued our ARS Technology-Optimization Report last week [press release]. The Report was prepared to assure potential partners – from biogas developers and operators to fertilizer distributors and growers – that the ARS is ready for full-scale commercial deployment. It provides an overview of the ARS technology development process and a detailed look at the 18-month testing and optimization phase at Fair Oaks. The Report demonstrates the system is stable, reliable, and scalable, and it is ready for the final design process for a commercial system. The full version is available under NDA; the executive summary, with its conclusions, is online.

It bears repeating: ARS performance exceeded expectations. Actual data from operations at Fair Oaks indicate the cost to build and operate our systems will be significantly lower than we thought. That translates directly into lower production costs for our fertilizer products. We think they will go lower. The concept phase of our fourth-generation technology is almost complete and we anticipate the engineering and testing phases soon. We expect our 4G systems will further lower capital and operating costs by a substantial amount.

Now it is time to match the ARS with a project and we’re on it...

Projects

As above, we are focused on our ‘bolt-on’ opportunity, where we recover ammonia from someone else’s biogas facility vs our own integrated livestock project. It is the shortest path to a supply of our organic fertilizer products. We plan to enter the fertilizer market during the 2026 growing season, to set up larger demand for the 2027 season. We are looking for smaller industrial projects, such as food waste, that could allow us to hit our 2026 goal. Existing industrial biogas facilities, which are regulated, already must deal with their ammonia. In some cases, we may be able to recover and upcycle it into our premium-priced fertilizers more easily, quickly, and cheaply. We are also seeking large-scale projects to supply 2027, which are likely to be livestock waste and require a longer development timeline.

We attended the American Biogas Conference in Denver at the end of April. There were over 2,000 attendees, representing all parts of the biogas supply chain: from project developers and operators to policymakers, financiers, and technology and service providers. It was great timing for our commercial debut. Many of the big new projects are on hold, due to uncertainty over renewable fuels policies and falling LCFS (Low Carbon Fuel Standard) credit pricing. Stakeholders are looking for ways to optimize existing facilities while these issues sort themselves out. With our unique ammonia control solution, there was a lot of interest in us, both at the conference and since.

We are now in ongoing discussions with more than two dozen firms, with more expected as we sort through them: developers, engineering firms, contractors, EPC’s (Engineering, Procurement, and Construction). Nine of these are EPC’s that manage and execute large-scale construction projects by handling all phases from design to completion. EPC’s are one of the key strategic partner(s) we always anticipated would be part of a project development team. We had the first EPC at Fair Oaks last week for a tour; they were clearly impressed, both with the system and our expertise, and the depth of the Technology-Optimization Report. We are now scheduling more tours for the first full week of July, while we will be there producing more fertilizer samples.

Team Additions

Mike O’Brien joined us in January. He has been a Bion shareholder for several years. Mike’s career has been in developing large construction projects, with the last several years as a business development manager for Dutchland, LLC, a PA-based manufacturer, specializing in anaerobic digesters for the RNG market. He has extensive and ever-expanding relationships in the biogas/ RNG space, especially on the engineering and construction side, including contract negotiations and project management. Mike is our head of business development and is tasked with finding ammonia control projects and partners. He is extremely focused and has been doing an amazing job. He has also accepted our offer to become our Chief Marketing Officer, where he will lead our drive toward commercialization of Bion’s treatment solutions.

Steve Posner joined our Board of Directors in May. He accepted the seat vacated by Turk Stovall. The Board decided with our increased focus on bolt-on solutions that Steve and his capital markets experience represented a better fit for us. Steve has been a shareholder and strong supporter of Bion since the early 2000’s. He has over 50 years of hands-on experience in small public company capital markets and marketing. As Bion enters commercialization, begins to engage the markets as an operating company, and re-engages the uplist process, Steve will be a big asset. I know I am personally looking forward to having his capital markets insights and perspective available to me.

Ron Musch was brought on to help Steve operate the system at Fair Oaks. Ron used to work at the Fair Oaks Dairy’s fertilizer plant and brings a ton of experience and backup for Steve.

We are talking to several individuals that have expressed an interest in joining our team on both the project/engineering side, as well as marketing and fertilizers.

Looking Forward

Bion’s long-term goals remain unchanged. Our technology, and the integrated projects it supports, can fundamentally change the way livestock are produced. We believe recovering resources, while preventing pollution, will have increasing value as the world moves toward circular economic solutions and sustainable agriculture. For today, we will focus on the bolt-on opportunities that we believe will generate short-term cashflows and profitability. We think this two-pronged approach will benefit our loyal long-time shareholders, as well as our new investors.

I recently had a call with a cleantech and sustainability analyst I have become friends with over the last several years (we are too small for him to cover us). He does, however, own shares in us and said after our Tech Report announcement, “It’s too bad no one covers you right now, most markets would be jumping for joy if they learned manufacturing costs would decrease by 25 percent…” We think we are now checking the boxes on a path to earn that coverage.

A couple more random thoughts before wrapping this up…

-	Ammonia control is in the spotlight. Ammonia-nitrogen is no longer ‘just’ an environmental problem – it is a serious health threat and under increasing scrutiny. Controlling the largest source of it from livestock waste is what we do.
-	Clean water and the environment are increasingly in focus, too, finally. Bion is no longer a ‘solution in search of a problem’. The problems are real, and they are now obvious.

And finally… immediately-available nitrogen fertilizers from organic waste, like ours, are new to organic agriculture. They represent a tremendous benefit to the industry, with their ability to improve yields and growth. There are many ways to capture and stabilize ammonia, but there are only three ways to stabilize it that maintain the organic integrity of the nitrogen. One of those methods is ours and covered by our patents. We believe its economics are better than the other two. As this opportunity evolves, we are pretty sure of at least one thing… we’re going to have a seat at the table.

Craig Scott, CEO

cscott@bionenviro.com

(406) 281-8178 (direct)

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘believe’, ‘think’, ‘anticipate’, and similar expressions identify certain forward-looking statements. It should be noted it is difficult to accurately predict the startup and optimization of a first-of-its-kind advanced waste treatment technology platform. The timelines discussed are estimates only. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes. Investors are urged to review the information on the Company’s website and in its SEC filings.